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                                                                    EXHIBIT 11.1

                       INFINITY FINANCIAL TECHNOLOGY, INC.
              STATEMENT OF COMPUTATION OF NET INCOME PER SHARE (1)
                (In thousands, except per share data - unaudited)


                                                             Three Months Ended        Six Months Ended
                                                                   June 30,                 June 30,
                                                               1997         1996         1997        1996
                                                             -------      -------      -------      -------
Net income ............................................      $ 1,424      $ 1,251      $ 3,189      $ 2,483
                                                             =======      =======      =======      =======

PRIMARY:
Weighted average common shares outstanding ............       18,505       11,939       18,359       11,842
Common stock equivalents:
       Preferred stock using the as if converted method           --        3,083           --        3,083
       Stock options using the treasury stock method ..        2,424        1,735        2,647        1,864
       ESPP shares using the treasure stock method ....            4           --           10           --
Shares related to Staff Accounting Bulletin topic 4D:
       Shares of common stock .........................           --          770           --          770
       Stock options ..................................           --        1,272           --        1,272
                                                             -------      -------      -------      -------
Shares used in computing net income per share .........       20,933       18,799       21,016       18,831
                                                             =======      =======      =======      =======
Net income per share ..................................      $  0.07      $  0.07      $  0.15      $  0.13
                                                             =======      =======      =======      =======

FULLY DILUTED:
Weighted average common shares outstanding ............       18,505       11,939       18,359       11,842
Common stock equivalents:
       Preferred stock using the as if converted method           --        3,083           --        3,083
       Stock options using the treasury stock method ..        2,472        1,747        2,671        1,882
       ESPP shares using the treasure stock method ....            5           --           10           --
Shares related to Staff Accounting Bulletin topic 4D:
       Shares of common stock .........................           --          770           --          770
       Stock options ..................................           --        1,272           --        1,272
                                                             -------      -------      -------      -------
Shares used in computing net income per share .........       20,982       18,811       21,040       18,849
                                                             =======      =======      =======      =======
Net income per share ..................................      $  0.07      $  0.07      $  0.15      $  0.13
                                                             =======      =======      =======      =======



(1) For an explanation of the number of shares used to compute net income per share, see notes to consolidated financial statements.